Exhibit 99.1

Nevada Gold & Casinos Announces Board of Directors’ Expansion

LAS VEGAS, NV - August 15, 2016 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) today announced that it has entered into a Director Nomination Agreement with Esplanade Capital Partners I LLC and Novation Companies, Inc. to increase the size of its Board of Directors from five to seven members and include Shawn W. Kravetz, President and Chief Investment Officer of Esplanade Capital LLC, and Rudolph K. Kluiber, Managing Director of GRT Capital Partners to its slate of director nominees for its forthcoming annual meeting of shareholders.

Nevada Gold & Casino’s Chairman, Bill Sherlock, stated “We believe this Agreement is a positive for our company and shareholders, as these two, proposed board members bring financial and business expertise to our board.”

The full text of the Director Nomination Agreement has been filed as an Exhibit to the Company’s current report on Form 8-K.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) of Las Vegas, Nevada is a developer, owner and operator of 9 gaming operations in Washington (wagoldcasinos.com), a local casino in Henderson, Nevada (clubfortune.com), and a slot route operation in Deadwood, South Dakota (dakotaplayersclub.com). For more information, visit www.nevadagold.com.

Contacts:
Nevada Gold & Casinos, Inc.
Michael P. Shaunnessy / James Meier
(702) 685-1000
Casey Stegman Stonegate Capital Partners (214) 987-4121